EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Reports Record Financial Results for Third Quarter 2011

Coeur d’Alene, Idaho – August 8, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its third fiscal quarter ended June 30, 2011.

Highlights for the third quarter include:

•

Record net income of $1.42 million from Timberline’s contract drilling subsidiary, Timberline Drilling Incorporated, on revenues of $8.62 million (a 123-percent increase in net income year over year).  Increased drill rig utilization and improved daily production rates contributed to these outstanding results.

•

Record consolidated net income of $0.53 million, net of a $0.89 million loss by Timberline’s exploration division and corporate office, including exploration expenditures of $0.48 million and non-cash expenses of $0.02 million.

•

Consistently excellent results from underground drilling at Butte Highlands, including the highest-grade gold assay ever reported at the project, 14.5 feet grading 6.77 ounces of gold per ton (4.4 metres of 232 grams per tonne), along with many other ore-grade intercepts.  Timberline holds a 50-percent carried-to-production interest at Butte Highlands where production is slated to commence early in 2012.

•

The resumption of exploration, including a 30,000 foot drill program, at Timberline’s district-scale South Eureka property along Nevada’s prolific Battle Mountain / Eureka trend.  South Eureka includes the Lookout Mountain project which includes significant NI 43-101 compliant sediment-hosted gold mineralization, most of which is amenable to low-cost, heap-leach recovery.

A summary of selected financial results is presented in the following table:

($US 000’s, except per share amounts and gross margin %)	Quarter Ended June 30		Nine Months Ended June 30
	2011	2010	2011	2010
Revenue from continuing operations	$8,619	$5,792	$21,619	$14,159
Income (loss) from continuing operations	528	(441)	(2,075)	(1,876)
Loss from discontinued operations	-	(374)	(115)	(780)
Consolidated net income (loss)	528	(815)	(2,190)	(2,656)
Consolidated net income (loss) per share, basic and diluted	0.01	(0.02)	(0.04)	(0.06)
Net income from Timberline Drilling Inc.	1,418	637	2,601	1,419
Mineral exploration expenses	481	250	2,766	536
Cash and cash equivalents	4,652	6,279	4,652	6,279
Working capital (deficit)	350	5,218	350	5,218
Timberline Drilling Inc. gross margin %	25%	22%	21%	23%

Paul Dircksen, Timberline’s Chairman and CEO, stated, “We are very pleased with both our financial and exploration success during the quarter and year to date.  Timberline Drilling is operating profitably, providing cash to offset our exploration expenditures.  We remain excited about the district-scale potential at South Eureka and look forward to reporting results from the two active drill rigs on the property.  We also continue making steady progress toward the extraction of our bulk sample at Butte Highlands while advancing the operating permit process and our plans for anticipated gold production in early-2012.  With near-term gold production, vast exploration upside, and strong operating results from our drilling subsidiary, we believe we are exceptionally well positioned for today’s robust gold market.”

Timberline’s Quarterly Report on Form 10-Q was filed with the SEC and on SEDAR on August 5, 2011.  It can be viewed in its entirety on the SEC website which can be accessed from the “Investors” page of the Timberline website at www.timberline-resources.com.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.  The Company also holds Timberline Drilling, a wholly-owned subsidiary that provides diamond drilling services and cash flow from underground and surface contract drilling operations.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES